Exhibit 99.1

FOR IMMEDIATE RELEASE - DRAFT

Media contact:	Investors contact:
Suzanne Panoplos	Karen Haus /Elaine Chen
Engage PR	Market Street Partners
(510) 748-8200, ext. 221	(408) 215-5658
SPanoplos@engagepr.com	ir@merunetworks.com

MERU APPOINTS NEW MEMBER TO ITS BOARD OF DIRECTORS

Industry Veteran to Help Guide the Company’s Strategic Growth

SUNNYVALE, Calif., September 8, 2010 – Meru Networks, Inc., (NASDAQ:MERU), the leader in 802.11n virtualized wireless LAN solutions for enterprise networking, today announced it has added industry veteran Stan Meresman to its Board of Directors. Meresman brings a wealth of experience in guiding fast-growing technology companies in Silicon Valley and will join Meru’s Board of Directors to help with steering the company’s strategy and growth. Meresman will also join the Company’s Audit and Compensation Committees as an independent director.

Meresman currently serves on the Board of Directors as an independent director of high growth companies Riverbed Technology and HyTrust, and has previously served on the Boards of notable technology companies including Polycom, VMware, Starfish Software, and Lightsurf.

“We are fortunate to have Stan join our Board. We believe his industry knowledge of enterprise IT and management experience will be invaluable as Meru continues its accelerated growth,” said Ihab Abu-Hakima, chief executive officer, Meru Networks. “Stan’s proven expertise and demonstrated leadership brings welcome perspectives on opportunities and challenges a company encounters as it grows, which we believe will be of great value to our company. His experience across a broad spectrum of businesses will be a notable asset.”

Meresman has over 25 years experience serving in senior financial and operational executive positions. He was General Partner and Chief Operating Officer of Technology Crossover Ventures (TCV) from November 2001 through December 2003, and then a Venture Partner until December of 2004. Before joining TCV, Meresman served as a board member and advisor to a number of high growth technology companies. From 1989 to May 1997, he was the Senior Vice President and CFO of Silicon Graphics, Inc. (SGI). Prior to SGI, Meresman was Vice President, Finance and Administration and CFO of Cypress Semiconductor. Meresman earned his B.S. in Industrial Engineering & Operations Research from the University of California, Berkeley and his MBA from Stanford Graduate School of Business.

In addition, Charles Kissner has resigned from the board of Meru Networks due to increased time commitments as a result of his recent appointment as chairman and chief executive officer of Aviat Networks, Inc.

“Chuck has been a highly valued member of our board and has brought a wealth of experience in guiding the company’s strategy and growth. We wish him all the best in his new role with Aviat,” added Mr. Abu-Hakima.

About Meru Networks

Founded in 2002, Meru Networks provides a virtualized wireless LAN solution that cost-effectively optimizes the enterprise network to deliver the performance, reliability, predictability and operational simplicity of a wired network, with the advantages of mobility. Meru’s solution represents an innovative approach to wireless networking that utilizes virtualization technology to create an intelligent and self-monitoring wireless network, and enables enterprises to migrate their business-critical applications from wired networks to wireless networks, and become all-wireless enterprises. Meru’s solutions have been adopted in all major industry vertical markets, including Fortune 500 enterprises, healthcare, education, retail, manufacturing, hospitality and government. Meru is headquartered in Sunnyvale, Calif., and has operations in the Americas, Europe, the Middle East and Asia Pacific. For more information, visit www.merunetworks.com or call (408) 215-5300.

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This press release contains forward-looking statements regarding Meru Networks expectations, hopes, plans, intentions or strategies, including, but not limited to statements regarding the Company’s ability to increase its overall business execution and future success. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties include those described in Meru Networks’ documents filed with or furnished to the Securities and Exchange Commission. All forward-looking statements in this press release are based on information available to Meru Networks as of the date hereof, and Meru Networks assumes no obligation to update these forward-looking statements.

Meru Networks is a registered trademark of Meru Networks, Inc. All other trademarks are the property of their respective owners.